EXHIBIT 99.1

CONTACT:  Raoul J. Witteveen
         (212) 916-3261

FOR IMMEDIATE RELEASE


                           INTERPOOL ANNOUNCES SALE OF
                              7.35% Notes Due 2007

     PRINCETON, NJ, July 25, 1997 - Interpool, Inc. (NYSE: IPX) announced today that it has entered into an agreement to sell $150 million aggregate principal amount of 7.35% Notes Due 2007. The transaction is expected to close on July 29, 1997. The Notes are being sold in a private transaction pursuant to Rule 144A under the Securities Act of 1933.

     Interpool expects to use the net proceeds from the issuance of the Notes, estimated at approximately $147 million, to repay outstanding borrowings under its revolving credit agreement and for other general corporate purposes, including, but not limited to, the purchase of equipment, acquisitions and/or working capital.

     Interpool, originally founded in 1968, is one of the world's leading lessors of cargo containers used in international trade and is the second largest lessor of intermodal container chassis in the United States. The Company leases its containers and chassis to over 200 customers, including nearly all of the world's 20 largest international container shipping lines.

     The Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States or to any U.S. person absent registration or an applicable exemption from registration requirements.